Exhibit 8(c)

                 SHAREHOLDERS' ADMINISTRATIVE SERVICES AGREEMENT

      Agreement made as of January __, 2005, between BlackRock FundsSM (the "Investment Company"), a Massachusetts business trust, and BlackRock Advisors, Inc. ("BlackRock"), a Delaware corporation.

      WHEREAS, the Investment Company is a registered investment company with separate investment portfolios (each, a "Fund" and collectively, the "Funds") as listed in Appendix A, and the Investment Company desires that BlackRock perform certain services for it on behalf of such Funds; and

      WHEREAS, BlackRock is willing to perform such services, upon the terms and subject to the conditions set forth herein;

      In consideration of the mutual promises and covenants set forth, the parties agree as follows:

      1. Shareholders' Administrative Services. BlackRock shall provide shareholders' administrative services for the Investment Company, as distinguished from, and in addition to, (i) the transfer agent and dividend disbursing agent services otherwise provided to the Investment Company by its transfer agent, currently PFPC Inc. ("PFPC"), pursuant to the Amended and Restated Transfer Agency Agreement dated as of February 10, 2004 (the "Transfer Agency Agreement") and (ii) the general administrative services otherwise provided to the Investment Company by PFPC and BlackRock pursuant to the Amended and Restated Administration Agreement dated as of February 10, 2004 (the "Administration Agreement"). Shareholders' administrative services shall include, but not be limited to, (i) responding to telephone, written or other inquiries or instructions from shareholders, dealers and prospective investors concerning account balances, available shareholder services, account statements, transaction confirmations, procedures for purchasing and redeeming shares and similar matters and services; (ii) receiving telephone transaction instructions and inputting such instructions into PFPC's computer system; (iii) operating the BlackRock Funds Service Center and providing the services for which the center is responsible; and (iv) performing such other functions as the Investment Company and BlackRock shall determine hereafter ("Shareholders' Administrative Services").

      2. Reimbursement. The Investment Company shall reimburse BlackRock for its costs in providing such Shareholders' Administrative Services. Such costs may include, but not be limited to, compensation of personnel, leasehold expenses, computer and related equipment expenses, telephone charges, telephone equipment expenses, expenses for furniture and fixtures, supplies, postage and out-of-pocket expenses. Further, any other expenses incurred by BlackRock at the request or with the consent of the Investment Company in connection with the provision of the Shareholders' Administrative Services will be reimbursed by the Investment Company. Liability for reimbursement of costs, out-of-pocket expenses and other obligations herein that relate to a particular Fund shall not be the responsibility of any other Fund.

      3. Term. This Agreement shall become effective upon its execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until March 31, 2006. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Investment Company's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Investment Company's Board of Trustees or by vote of a "majority of the outstanding voting securities" of the Investment Company; provided, however, that this Agreement may be terminated by the Investment Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by a vote of a "majority of the outstanding voting securities" of the Investment Company on 60-days' written notice to BlackRock, or by BlackRock at any time, without the payment of any penalty, on 60-days' written notice to the Investment Company. (As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meanings as such terms have in the Investment Company Act of 1940.)

      4. Responsibility of BlackRock.

      a. BlackRock shall exercise reasonable care and diligence in rendering the Shareholders' Administrative Services. BlackRock is not liable for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement. Any person, even though also an officer, director, employee or agent of BlackRock, who may be or become an officer, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with BlackRock's duties hereunder or under other agreements between BlackRock and the Investment Company) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, employee or agent or one under the control or direction of BlackRock even though paid by it.

      b. Notwithstanding anything in this Agreement to the contrary, neither BlackRock nor its affiliates shall be liable for any consequential, special or indirect losses or damages, regardless of whether the likelihood of such losses or damages was known by BlackRock or its affiliates.

      c. Notwithstanding anything in this Agreement to the contrary, (i) BlackRock shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) BlackRock shall not be under any duty or obligation to inquire into nor shall it be liable for the validity or invalidity, authority


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

or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information reasonably believed by it to be genuine.

      d. In performing its duties as described herein, BlackRock (i) will act in a manner not inconsistent with the Investment Company's most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Investment Company's Board of Trustees of which BlackRock is informed by the Investment Company and (ii) will comply with all applicable requirements of the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934 and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BlackRock hereunder to the extent that such requirements are applicable to the duties to be performed by BlackRock hereunder. Except as specifically set forth herein, BlackRock assumes no responsibility for compliance by the Investment Company or any other entity.

      e. The provisions of this Section 4 shall survive termination of this Agreement.

      5. Indemnification.

      a. The Investment Company agrees to indemnify, defend and hold harmless BlackRock (including its respective officers, directors and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under any securities laws or blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of BlackRock (i) in connection with the provision of Shareholders' Administrative Services hereunder; (ii) at the request or on the direction of or in reasonable reliance on the advice of the Investment Company; or (iii) upon instructions from the Investment Company reasonably believed to be genuine; provided, that in each case in which indemnification is sought BlackRock has not acted contrary to the standard of care set forth in Section 4(a) of this Agreement and provided, further, that BlackRock shall not be indemnified against any liability (or any expenses incident to such liability) arising out of its own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement.

      b. BlackRock agrees to indemnify, defend and hold harmless the Investment Company (and its respective officers, trustees and employees), from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under any securities laws or blue sky laws) arising directly or indirectly out of BlackRock's willful misfeasance, bad faith, negligence or breach of this Agreement on BlackRock's part in the performance of BlackRock's duties under this Agreement.

      c. The provisions of this Section 5 shall survive termination of this Agreement.

      6. Proprietary and Confidential Information. BlackRock shall keep confidential any information relating to the Investment Company's business and shall not use such confidential


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

information for any purpose other than in connection with its performance under this Agreement or under other agreements between BlackRock and the Investment Company and the Investment Company shall keep confidential any information relating to BlackRock's business and shall not use such confidential information for any purpose other than in connection with its performance under this Agreement or under other agreements between BlackRock and the Investment Company. Information subject to such confidentiality obligations shall include
(a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Investment Company (with respect to BlackRock's confidentiality obligations) or BlackRock (with respect to the Investment Company's confidentiality obligations); (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Investment Company (with respect to BlackRock's confidentiality obligations) or BlackRock (with respect to the Investment Company's confidentiality obligations) a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 6 if: (a) it was already known to the receiving party at the time it was obtained;
(b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it was rightfully received from a third party who, to the best of the receiving party's knowledge, was not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the protected party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by BlackRock is necessary in connection with the provision of BlackRock's services under this Agreement or under other agreements between BlackRock and the Investment Company; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

      7. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      8. Assignment. BlackRock may assign its rights and duties hereunder to any affiliate of itself or of The PNC Financial Services Group, Inc., provided that BlackRock obtains the Investment Company's prior written consent to such assignment.

      9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

      10. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      11. Miscellaneous.

      a. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

      b. No Representations or Warranties. Except as expressly provided in this Agreement, BlackRock hereby disclaims all representations and warranties, express or implied, made by it to the Investment Company or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided by it under this Agreement. BlackRock disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      c. No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Investment Company agrees that no modifications to its registration statement and no policies which it may adopt or resolutions which the Board may adopt will affect materially the obligations or responsibilities of BlackRock hereunder without the prior written approval of BlackRock, which approval shall not be unreasonably withheld or delayed.

      d. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      e. Information. The Investment Company will provide such information and documentation as BlackRock may reasonably request in connection with Shareholders' Administrative Services provided by BlackRock to the Investment Company.

      f. Governing Law. This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

      g. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

      h. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


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

      i. Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      j. Systems. BlackRock shall retain title to and ownership of any and all of its own data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BlackRock in connection with the Shareholders' Administrative Services provided by BlackRock to the Investment Company.

      k. Liability of Trustees, etc. "BlackRock Funds" and "Trustees of BlackRock Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Investment Company. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Investment Company personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Investment Company must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Investment Company.

      l. Legal Advice. Notwithstanding anything in this Agreement to the contrary, the Shareholders' Administrative Services do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Investment Company or any other person.

      m. Additional Parties. In the event that the Investment Company establishes one or more new series, in addition to the Funds listed in Appendix A, which the Investment Company desires to have included in this Agreement, the Investment Company shall provide written notice to BlackRock and if BlackRock shall consent to include such new Fund, such new Fund shall become a party hereunder. Similarly, a new investment company may be included hereunder by written notice to the parties hereto and the consent of all such parties.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date stated above. BLACKROCK FUNDS

                                                     By: _______________________
                                                         Name:
                                                         Title:

                                                     BLACKROCK ADVISORS, INC.

                                                     By: _______________________
                                                         Name:
                                                         Title:


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

                                   APPENDIX A

  BATS
Bond Allocation Target Shares Series C
Bond Allocation Target Shares Series M
Bond Allocation Target Shares Series S

BlackRock Exchange Portfolio

BlackRock Strategic I Portfolio

  LIFECYCLE PREPARED PORTFOLIOS
BlackRock Lifecycle Prepared Portfolio 2010
BlackRock Lifecycle Prepared Portfolio 2015
BlackRock Lifecycle Prepared Portfolio 2020
BlackRock Lifecycle Prepared Portfolio 2025
BlackRock Lifecycle Prepared Portfolio 2030
BlackRock Lifecycle Prepared Portfolio 2035
BlackRock Lifecycle Prepared Portfolio 2040
BlackRock Lifecycle Prepared Portfolio 2045
BlackRock Lifecycle Prepared Portfolio 2050

  PREPARED PORTFOLIOS
Aggressive Growth Prepared Portfolio
Conservative Prepared Portfolio
Growth Prepared Portfolio
Moderate Prepared Portfolio

  PRINCIPAL PROTECTED
BlackRock Basic Value Principal Protected Fund
BlackRock Core Principal Protected Fund
BlackRock Fundamental Growth Principal Protected Fund

  EQUITY
BlackRock All-Cap Global Resources Portfolio
BlackRock Asset Allocation Portfolio
BlackRock Aurora Portfolio
BlackRock Balanced Capital Fund Inc.
BlackRock Basic Value Fund II Inc.
BlackRock Basic Value Fund Inc.
BlackRock Capital Appreciation Portfolio
BlackRock Developing Capital Markets Fund Inc.
BlackRock Equity Dividend Fund
BlackRock EuroFund
BlackRock Focus Twenty Fund Inc.
BlackRock Focus Value Fund Inc.
BlackRock Fundamental Growth Fund Inc.
BlackRock Global Allocation Fund Inc.
BlackRock Global Dynamic Equity Fund
BlackRock Global Financial Services Fund Inc.
BlackRock Global Growth Fund Inc.
BlackRock Global Opportunities Portfolio
BlackRock Global Resources Portfolio
BlackRock Global Science & Technology Opportunities Portfolio
BlackRock Global SmallCap Fund Inc.
BlackRock Global Technology Fund Inc.
BlackRock Global Value Fund Inc.
BlackRock Health Sciences Opportunities Portfolio
BlackRock Healthcare Fund Inc.
BlackRock Index Equity Portfolio
BlackRock International Fund
BlackRock International Index Fund
BlackRock International Opportunities Portfolio
BlackRock International Value Fund
BlackRock Investment Trust Portfolio
BlackRock Kentucky Municipal Bond Portfolio
BlackRock Large Cap Core Fund
BlackRock Large Cap Growth Fund
BlackRock Large Cap Value Fund
BlackRock Latin America Fund Inc.
BlackRock Mid Cap Value Opportunities Fund
BlackRock Mid-Cap Growth Equity Portfolio
BlackRock Mid-Cap Value Equity Portfolio
BlackRock Natural Resources Trust
BlackRock Pacific Fund Inc.
BlackRock S & P 500 Index Fund
BlackRock Small Cap Core Equity Portfolio
BlackRock Small Cap Growth Equity Portfolio
BlackRock Small Cap Growth Fund II
BlackRock Small Cap Index Fund
BlackRock Small Cap Value Equity Portfolio
BlackRock Small/Mid-Cap Growth Equity Portfolio
BlackRock U.S. Opportunities Portfolio
BlackRock Utilities and Telecommunications Fund Inc.
BlackRock Value Opportunities Fund Inc.

  FIXED INCOME
BlackRock Aggregate Bond Index Fund
BlackRock AMT- Free Municipal Bond Portfolio
BlackRock Bond Fund
BlackRock California Insured Municipal Bond Fund
BlackRock Commodity Strategies Fund
BlackRock Delaware Municipal Bond Portfolio
BlackRock Enhanced Income Portfolio
BlackRock Florida Municipal Bond Fund
BlackRock GNMA Portfolio
BlackRock Government Income Portfolio
BlackRock High Income Fund
BlackRock High Yield Bond Portfolio
BlackRock High Yield Municipal Fund
BlackRock Inflation Protected Bond Portfolio
BlackRock Intermediate Bond Portfolio
BlackRock Intermediate Bond Portfolio II
BlackRock Intermediate Government Bond Portfolio
BlackRock Intermediate Municipal Fund
BlackRock International Bond Portfolio
BlackRock Low Duration Bond Portfolio
BlackRock Managed Income Portfolio
BlackRock Municipal Insured Fund
BlackRock National Municipal Fund
BlackRock New Jersey Municipal Bond Fund
BlackRock New York Municipal Bond Fund
BlackRock North Carolina Municipal Money Market Portfolio
BlackRock Ohio Municipal Bond Portfolio
BlackRock Pennsylvania Municipal Bond Fund
BlackRock Senior Floating Rate Fund II Inc.
BlackRock Senior Floating Rate Fund Inc.
BlackRock Short Term Bond Fund
BlackRock Short-Term Municipal Fund
BlackRock Total Return Portfolio
BlackRock Total Return Portfolio II
BlackRock World Income Fund Inc.

  MONEY MARKET
BlackRock Money Market Portfolio
BlackRock Municipal Money Market Portfolio
BlackRock New Jersey Municipal Money Market Portfolio
BlackRock Ohio Municipal Money Market Portfolio
BlackRock Pennsylvania Municipal Money Market Portfolio
BlackRock Summit Cash Reserves Fund
BlackRock U.S. Treasury Money Market Portfolio
BlackRock Virginia Municipal Money Market Portfolio